Exhibit 99.1

Naqi Logix Appoints Dino Mariutti to the Board of Directors to Drive Strategic Growth

Experienced entrepreneur, investor, and global operations leader joins Board to support the company's next phase of growth and commercialization

VANCOUVER, BC — June 29, 2026 — Naqi Logix Inc. (“Naqi” or the “Company”), an AI-Neurotechnology Company that is the silent, invisible interface between humans and technology, announces the appointment of Dino Mariutti to its Board of Directors and Audit Committee Chair.

Mr. Mariutti brings more than 20 years of experience spanning executive leadership, venture creation, private investment, global operations, and corporate governance across North America and Europe. Throughout his career, he has founded and scaled technology and industrial ventures, advised executive teams and boards, and led initiatives focused on strategy, capital allocation, and operational execution.

“Dino’s combination of entrepreneurial experience, operational leadership, and investment perspective makes him a valuable addition to our Board,” said Mark Godsy, Chief Executive Officer and Chairman of the Board of Directors of Naqi Logix. “As we continue advancing our technology platform and commercialization strategy, his background in scaling organizations and building cross-border ventures will support Naqi’s next phase of growth.” Mr. Mariutti's appointment further strengthens Naqi's strategic presence in Europe, complementing the Company's recent acquisition of Paris-based Wisear as it expands its international partnerships, commercialization efforts, and global operations.

Mr. Mariutti is the Founder and Chief Executive Officer of Apexmont Inc., a private investment and advisory firm focused on disciplined capital allocation, long-term value creation, and strategic advisory services. He has held senior leadership roles across technology, manufacturing, and industrial sectors, where he has overseen international operations, organizational development, and cross-border growth initiatives.

Earlier in his career, Mr. Mariutti founded DD Technologies Inc., where he led the development and commercialization of patented heads-up display technology, including the IRIS Heads-Up Display™, and directed fundraising, product development, and go-to-market execution. His work in technology commercialization has been recognized in international media coverage. He has also contributed to research in artificial intelligence ethics, including co-authored publications developed in collaboration with Capgemini.

“I am honored to join the Board of Naqi Logix at such an important stage of its development,” said Mr. Mariutti. “Naqi is advancing a new category of human–machine interaction through its neural interface platform. I look forward to supporting the Company’s strategic development, partnerships, and long-term value creation.”

Mr. Mariutti’s multidisciplinary background in engineering, software systems, technology commercialization, and strategic capital allocation supports Naqi Logix as it advances its AI-driven neural interface technologies across accessibility, computing, mobility, and connected-device applications.

About Naqi Logix

Naqi Logix Inc. is an AI-Neurotechnology Company that is the silent, invisible interface between humans and technology. Naqi's non-invasive, earbud-based neural interface platform captures biosignals and uses proprietary AI to interpret intent, turning subtle facial micro-gestures and head movements into real-time digital commands. Safe, private, and camera-free, Naqi enables hands-free, voice-free, screen-free, implant-free control across computers, mobile devices, robotics, and connected environments. Learn more at www.naqilogix.com.

Media Contact

Jami Lah

Marketing Director

Naqi Logix Inc.

outreach@naqilogix.com

1-888-627-4564

Corporate Headquarters

Naqi Logix Inc.

100 Park Royal South

West Vancouver, BC

Canada

Forward Looking Statements

This press release, including any materials referenced herein, may contain forward-looking information or statements under applicable Canadian and U.S. securities laws (collectively, “forward-looking statements”), including, without limitation, statements regarding the future plans, objectives and goals of Naqi Logix Inc. (the “Company”); the Company’s future financial results; the anticipated advancement of and benefits derived from the Company’s neurotechnology program; the results of ongoing equity and debt financing activities and the Company’s appointment of Board Director. Forward-looking statements may be identified by terminology such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “potential,” “may,” “might,” “will,” “could,” “should,” or “would,” or negative versions thereof or similar expressions.

Forward-looking statements reflect current beliefs of management of the Company and are based on certain factors and assumptions, which by their nature are subject to inherent risks, uncertainties and assumptions about the Company, including, among others, related to the Company’s business developments and growth strategy; the Company’s future performance, business prospects and opportunities; the Company’s limited operating history and history of losses; the availability of adequate financing and on favorable terms; the Company’s foreign private issuer status; customer demand for the Company’s products and services; technological changes; the competitive landscape; the Company’s ability to manufacture or distribute products and services; the protection of the Company’s intellectual property and user data; legal, tax and regulatory complexity and uncertainty including with respect to required regulatory approvals for the Company’s technologies for medical applications; internal controls; the Company’s ability to attract and retain skilled personnel; uncertain political and economic conditions; inflation and interest rate variability; supply chain and engineering challenges; cybersecurity threats; the Company’s success at managing risks; and other risks discussed in the Company’s periodic and current reports and offering statements filed with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. Forward-looking statements are not guarantees of future performance and actual events and results could differ materially from those expressed or implied by forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of the press release or as of the date otherwise specifically indicated herein. Other than as specifically required by applicable law, the Company does not intend to update any forward-looking statements whether as a result of new information, future events or otherwise.